UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2004

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway Alameda, California 94502
(Address of principal executive offices) (Zip code)

(510) 864-8800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Item 5.    Other Events and Regulation FD Disclosure

On January 22, 2004, UTStarcom, Inc. (“UTStarcom”) announced its results of operations for the fourth quarter of 2003 and the full year ended 2003.

Net sales for the fourth quarter of 2003 were $643.6 million, an increase of 114 percent over net sales of $301.1 million reported in the fourth quarter of 2002.  Full-year net sales increased to $1.96 billion, an increase of 100 percent over net sales of $981.8 million reported in 2002.

Net income for the fourth quarter of 2003 was $66.4 million, or $0.52 per share, compared to net income of $33.9 million, or $0.30 per share, for the fourth quarter of 2002, an increase in net income of 96 percent year-over-year.  Net income for the full-year 2003 was $202.3 million, or $1.64 per share, as compared to $107.9 million, or $0.94 per share, in 2002, representing an increase in net income of 87 percent year-over-year.

Operating cash flow from operations was positive $47.4 million for the fourth quarter and positive $50.0 million for the full-year 2003.

Backlog at the end of 2003 was $1.06 billion, an increase of 75 percent over the $605.4 million backlog reported at the end of 2002.

Attached hereto as Exhibit 99.1 are UTStarcom’s Consolidated Statements of Operations for the three months and twelve months ended December 31, 2003 and December 31, 2002 and UTStarcom’s Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002.

Item 7.    Financial Statements and Exhibits

(c) Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Current Report.  (See Exhibit Index below).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: January 22, 2004	By:	/s/ Michael J. Sophie
	Name:	Michael J. Sophie
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description

99.1

UTStarcom’s Consolidated Statements of Operations for the three months and twelve months ended December 31, 2003 and December 31, 2002 and UTStarcom’s Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002